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Exhibit 23.2


          CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference into the Registration Statements on Form S-8 (File Nos. 33-47551, 33-88108, 333-40219, 33-62231,
333-81669 and 333-81969) and on Form S-3 (File No. 333-17849) of UnumProvident Corporation of our report dated February 2, 1999 relating to the consolidated financial statements of the former UNUM Corporation and subsidiaries for the year ended December 31, 1998 and for each of the two years in the period ended December 31, 1998 which are included in UnumProvident's Annual Report on
Form 10-K for the year ended December 31, 1999. Such financial statements of the former UNUM Corporation are not separately included in this document.

/s/ PRICEWATERHOUSECOOPERS LLP

Portland, Maine
March 28, 2000